LIGHTHEART | SANDERS
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditors' Report, dated April 24, 2023, on the financial statements of Revealed Films, Inc. for the nine-month period ended September 30, 2022, respectively, in Genius Group Ltd's registration statement on Form F-1. We also consent to application of such report to the financial information in the Report in Genius Group Ltd's registration statement on Form F-1, when such financial information is read in conjunction with the financial statements referred to in our reports.

Lightheart Sanders and Associates

Lightheart, Sanders and Associates
Certified Public Accountants

Madison, Mississippi
September 25, 2023